Exhibit 99.1

NEWS

For Release     Immediate

Contacts (News Media) Tony Zehnder, Corporate Communications 312.396.7086 (Investors) Joe Clarke, 317.817.2893



           Bardin joins Conseco as President, Conseco Insurance Group

Carmel, Ind., November 12, 2007: Conseco, Inc. (NYSE:CNO), announced today that Dan R. Bardin will join Conseco as president of Conseco Insurance Group, effective Dec. 10, 2007, succeeding Michael J. Dubes, who is retiring.

"Dan Bardin brings exceptional industry expertise, management experience and leadership skill to Conseco," CEO Jim Prieur said. "Dan has an impressive record of achievement, and I am enthusiastic about the role he will play in helping develop Conseco's strategies and furthering our success as we transform the firm.

"We also wish to congratulate Mike Dubes on his retirement, and we thank him for his many contributions and hard work over the past two and one-half years," Prieur said.

"Conseco has a tremendous future," Bardin said. "It is well positioned in its marketplace, with exceptional opportunities for growth and value creation, and I am truly excited about working with Jim Prieur and his leadership team to fulfill those opportunities."

Bardin, who has been an industry consultant during the past year, previously was chief executive of insurance for Prudential Corporation, Asia, based in Hong Kong, where he managed operations for 12 life insurance companies and a services company. Prior to that, he was a general manager with American International Group in Thailand, and before that, was a territorial manager with Allstate Insurance Company.

Bardin holds a Bachelor of Arts degree from California State University. He is a board member of LIMRA International, and is chairman of the International Advisory Group of LIMRA International.

Conseco, Inc.'s insurance companies help protect working American families and seniors from financial adversity: Medicare supplement, long-term care, cancer, heart/stroke and accident policies protect people against major unplanned expenses; annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.

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